Exhibit 10.1

November 30, 2010

Michael Vasinkevich

Dear Michael:

          We are pleased to offer you continued employment with Rodman & Renshaw, LLC and Rodman & Renshaw Capital Group, Inc. (collectively, the “Company”) in the capacity of Senior Managing Director and Vice Chairman, respectively. In connection with your employment with the Company, you will be required to maintain your status as a “registered representative” (as such term is defined in the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”)) of the Company and remain in good standing with FINRA.

          You will receive a salary at the annualized rate of $150,000, payable according to the Company’s prevailing payroll schedule. You will be eligible for a discretionary bonus, to be determined at the sole discretion of the Company and payable in accordance with then-prevailing policy, including, but not limited to the Company’s Executive Bonus Plan, some portion of which may be payable in restricted stock or restricted stock units of Rodman & Renshaw Capital Group, Inc. In no event, however, will you be eligible for consideration to receive any such bonus (or any portion thereof) for any year if you are not actively employed by the Company on, or have received or given notice of termination or resignation prior to, the date on which bonuses for the applicable year are paid to employees generally; provided, however, that in the event that you terminate your employment with the Company for “Good Reason” (as defined below), or your employment is terminated by the Company other than for “Cause,” (as defined below), you will be entitled to receive a bonus for the pro rata portion of the year in which such termination occurred, based upon actual performance for the year of termination. You will be eligible and entitled to participate, on the same basis and at the same level as other employees performing similar functions for the Company, in any pension, profit-sharing, bonus and equity plans or programs of the Company, if any, and in any group medical, dental, life and disability insurance plans or programs of the Company, if any, all in accordance with the terms and conditions of the applicable plan documents. You will also be entitled to such other fringe benefits and conditions of employment, including without limitation, customary holidays and vacation, as appropriate for an employee of comparable rank, under Company programs and policies which may be amended from time to time. All amounts of compensation paid to you shall be paid subject to applicable taxes, deductions and withholdings.

          Further, within ten (10) business days following the execution of this agreement (the “Agreement”), the Company shall pay to you a signing advance equal to $850,000, less all applicable withholding. In the event that you terminate your employment with the Company on or prior to November 30, 2011, other than for “Good Reason” (as defined below), or your employment is terminated by the Company for “Cause,” (as defined below), you agree to promptly reimburse the Company for the full amount of such advance. The advance shall be fully earned and non-reimbursable (a) if you remain in the continuous employ of the Company through November 30, 2011, (b) in the event that, on or prior to November 30, 2011, you terminate your employment with the Company for “Good Reason” (as defined below), (c) in the event that, on or prior to November

Rodman & Renshaw, LLC ☐ 1251 Avenue of the Americas, 20th Floor, New York, NY 10020
Tel: 212 356 0500 ☐ Fax: 212 581 5690 ☐ www.rodm.com ☐ Member: FINRA, SIPC

30, 2011, your employment is terminated by the Company other than for “Cause” (as defined below), or (d) in the event of your death on or before November 30, 2011.

          On the date of execution of this Agreement, you will be granted 1.5 million Restricted Stock Units (“RSUs”) under the Company’s 2010 Stock Award and Incentive Plan (the “Plan”) pursuant to a Restricted Stock Unit Agreement in the form annexed hereto as Exhibit A.

          For purposes of this Agreement, “Cause” shall mean: (1) your continuing willful failure to substantially perform the duties assigned to you for any reason other than total or partial incapacity due to physical or mental illness; (2) willful misconduct on your part in the performance of the duties assigned to you that causes significant harm to the Company; (3) failure to maintain any license or registration required to be maintained by the rules and regulations of FINRA, the Securities and Exchange Commission, or any other federal or state regulatory agency having jurisdiction over your business conduct as an employee of the Company and/or any of its affiliates, if any; or (4) conviction of a (i) felony or (ii) misdemeanor which misdemeanor involves moral turpitude. For the purposes of this Agreement, “Good Reason” shall mean if: (1) the Company breaches this Agreement in any respect that is materially adverse to you; (2) you are assigned duties materially inconsistent with your position with the Company and adverse to you, or a materially adverse change occurs in your reporting responsibilities, or your title, position, duties or responsibilities are changed in a materially adverse manner; or (3) your primary place of employment is changed to other than the Company’s offices in Great Neck, New York or such other place, within a twenty-five (25) mile radius of the Company’s offices in New York City on the date of this Agreement, as may be agreed upon by you and the Company; provided, however, that you provide written notice to the Company that an event has occurred or condition arisen constituting Good Reason within sixty (60) days after the initial occurrence of such event or existence of such condition, and the Company has failed to fully cure the Good Reason event or condition within thirty (30) days of receipt of such written notice, and you provide to the Company notice of termination for Good Reason at least thirty (30) days prior to a specified termination date (such notice may be given together with the notice of the occurrence of a Good Reason event or condition but the termination date may not be earlier than the end of the permitted period in which the Company may cure such event or condition).

          Notwithstanding anything to the contrary contained herein, in the event that you resign from the Company other than for Good Reason, or your employment is terminated by the Company for Cause, you (1) will be entitled to receive only the amount of your salary (with appropriate tax withholdings and other payroll deductions) through the last day that you actually work at the Company, (2) you shall not be entitled to receive any additional salary whatsoever, and (3) you shall not be entitled to receive any bonus whatsoever.

          Your employment and all of the above compensation and benefits are and shall remain expressly conditioned upon your attaining and maintaining all appropriate licenses necessary for you to conduct the functions of your job at the Company, satisfactory completion of employment and education checks, a criminal background check, verification of your identity and authorization to legally work in the United States, and your continuing compliance with the securities compliance rules of the Company, the Constitution, bylaws, rules and regulations of FINRA, and the rules and regulations of the Securities and Exchange Commission, national and regional exchanges, clearing corporations, and all other federal and state authorities or regulatory agencies having jurisdiction over your business conduct, as may be in force from time to time.

          Both during and after your employment with the Company, you shall keep secret and maintain in strictest confidence, and shall not use for the benefit of yourself or others except in connection with the business of the Company, all information or materials relating to the actual or prospective business of the Company or its affiliates (and all information or material received from others in the course of the Company’s actual or prospective business) which is obtained by you in the course of your employment with the Company and is not otherwise publicly available (provided that you were not responsible, directly or indirectly, for such information entering the public domain without the Company’s consent). Promptly upon your resignation or termination, you shall surrender to the Company all documents, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information. If you resign or are terminated for any reason, then for one year following the date of your resignation or termination you agree not to solicit, attempt to solicit, or encourage any employee to leave the employment of the Company or its affiliates, and not to interfere with or disrupt any other then existing contractual relationship (so long as it continues to exist during the one year period set forth above) between the Company or its affiliates and any other person or entity. In addition, if you resign other than for Good Reason or are terminated by the Company for Cause, then (i) for six months following the date of your resignation or termination you agree not to solicit or participate in the solicitation of any part of the business of the Company or its affiliates from any person or entity which was a client of the Company or its affiliates at the time of your resignation or termination, and (ii) for three months following the date of your resignation or termination you agree not to solicit or participate in the solicitation of any part of the business of the Company or its affiliates from any person or entity which is a prospective client of the Company or its affiliates.

          You understand and agree that you are performing work for hire for the Company and that any Inventions developed or conceived by you during your employment with the Company are the sole property of the Company. “Inventions” shall include any inventions, improvements, developments, discoveries, programs, designs, machinery, products, processes, information systems and software, as well as any other concepts, works and ideas, whether patentable or not, relating to any present or prospective activities or business of the Company. You agree to make the Company aware of all such Inventions. To the maximum extent permitted by applicable law, you further agree to assign and do hereby assign to the Company all rights, title and interest in and to all such Inventions hereafter made by you. You will, with reasonable reimbursement for expenses but at no other expense to the Company, at any time during or after your employment with the Company, sign and deliver all lawful papers and cooperate in such other lawful acts reasonably necessary to allow the Company to secure, perfect and enforce such rights and title in the Inventions. This Section does not apply to any Invention for which you affirmatively proves that (a) no equipment, supplies, facility, or confidential or trade secret information of the Company was used; (b) which was developed entirely on your own time, and (c) did not result, either directly or indirectly, from any work performed by you for the Company.

          In accepting this offer, you represent and warrant to the Company that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with the Company or which would result in any additional payment from the Company. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for the Company.

          Both you and the Company agree and acknowledge that the Employment Agreement between you and the Company dated March 1, 2007 (as amended to date) shall terminate upon the execution of this Agreement and all rights and obligations of the parties thereunder shall immediately cease and terminate.

          You hereby consent to the purchase and maintenance by the Company of one or more “key man” life insurance policies on your life in an aggregate amount not to exceed $15 million of death benefit, with such policies to be owned by the Company and the death benefits being payable solely to the Company. You shall have no interest in any such life insurance policy. Upon termination of your employment by the Company for any reason, and except as you and the Company may otherwise agree in writing, such insurance policy or policies, if any, shall be terminated as of the 30th day following such termination; provided, however, that you shall have the right, upon written notice to the Company within such 30 day period, to purchase the policy or policies (if transferable by the Company) for an amount equal to their cash value (if any) plus prepaid premiums.

          The Company agrees to use reasonable efforts to maintain one or more directors and officers liability insurance policies (collectively, the “Policy”) in a reasonable and adequate amount determined by the Board of Directors of the Company that provides coverage of at least $10 million, with you included as a named insured or as member of a group or class within the definition of a named insured in the Policy.

          The following provisions are intended to cause compensation payable hereunder to be excluded from being deferrals of compensation under Section 409A of the Internal Revenue Code or, if not excluded, to comply with applicable requirements of Section 409A so that no tax penalties become payable by you:

(i)

The compensation items payable to you under this Agreement, including salary, annual bonus, and the signing advance, and other items of compensation payable to you under any prior agreement, plan, program or policy (including each installment, where installments are or were payable), each shall be deemed a separate payment for purposes of and to the maximum extent permitted under Section 409A.

(ii)

If any payment hereunder is deemed to be in substitution for a prior right to payment, and such prior right to payment constituted a deferral of compensation for purposes of Section 409A, the corresponding payment hereunder shall be payable only at the times the prior payment was payable (subject to (iii) below) so as to comply with requirements under Section 409A, except to the extent an alternative payout date would be permissible under Section 409A.

(iii)

Any bonus or other payment hereunder that does not constitute a deferral of compensation under Section 409A shall be payable to you during the applicable short-term deferral period. Any payment hereunder (including a corresponding payment) which constitutes a deferral of compensation, if payable to you upon your termination of employment, shall be payable no later than the first payroll date coinciding with or following your separation from service (as defined in Treasury Regulation § 1.409A-1(h)), except (i) if a specific payment time is otherwise specified hereunder and that payment time is compliant with Section 409A, the payment shall be made at that time, and (ii) if you are a Specified

Employee as defined under Section 409A and the payment otherwise would be at a date tied to separation from service and within six months after your separation from service, the payment shall be delayed until the date six months and one day after your separation from service.

(iv)

If a payment could be validly made in a period that includes portions of two tax years, you will have no right to control or influence the Company’s decision as to which tax year in which it will make such payment. If you are required to execute any document as a condition to receipt of a payment, the Company will supply the document by the date of your termination and you must sign and return it (and not revoke it) within any applicable period required by law and in no event more than 52 days after receipt of the document. Any amount that may be retained by the Company and applied to repay an obligation you may have to the Company may only be so applied at the time the amount otherwise would have been payable to you, and cannot operate to relieve you of any obligation to repay at any time prior to the time such amount becomes payable. No right to any payment or benefit under this Agreement that constitutes a deferral of compensation shall be subject to anticipation, alienation, sale, transfer (except under laws of descent and distribution), assignment, pledge, encumbrance, attachment, or garnishment by your creditors or the creditors of any of your beneficiaries.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE FULLY PERFORMED THEREIN.

          This Agreement contains all of the terms of your employment on which we have agreed, and cannot be changed except by in writing signed by both parties. Nothing in this Agreement changes the fact that you are an at-will employee. This Agreement supersedes all prior verbal and/or written communication between you and the Company with respect to the subject matter hereof.

Sincerely,
/s/ Gregory R. Dow
Gregory R. Dow
General Counsel

Accepted as of the date set forth above:

/s/ Michael Vasinkevich
Michael Vasinkevich